UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 21, 2010

BALL CORPORATION

(Exact name of Registrant as Specified in Charter)

Indiana	001-07349	35-0160610

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Longs Peak Drive, P.O. Box 5000, Broomfield, Colorado	80021-2510

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(303) 469-3131

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On December 21, 2010, Ball Corporation (the “Company”), Ball European Holdings, S.ar.l. (“European Holdco”), certain other subsidiary borrowers (the “Other Subsidiary Borrowers”) (the “Company”, “European Holdco” and the “Other Subsidiary Borrowers” being collectively the “Borrowers”), and certain financial institutions, including Deutsche Bank AG, New York Branch, in their capacities as lender (“Lenders”), and Deutsche Bank AG, New York Branch, as Administrative Agent (“Administrative Agent”) and Collateral Agent (“Collateral Agent”) for the Lenders entered into a credit agreement (the “Credit Agreement”) for the benefit of the Company and certain of its subsidiaries.  The Credit Agreement provides for a US$850 million multicurrency revolving facility, US$150 million French revolving facility, $200 million Term A loan facility, £51 million Term B loan facility and a €100 million Term C loan facility.

The proceeds of the term loans described above were used by the Borrowers to repay outstanding indebtedness of the Company and its subsidiaries under their previous Credit Agreement dated October 13, 2005, and will be used to pay fees and expenses in connection with the transaction and for general corporate purposes of the Company and its subsidiaries.  The proceeds of the revolving credit facilities described above will be used by the Company and its subsidiaries for ongoing working capital needs and other general corporate purposes.

The term loans mature on December 21, 2015.  The multicurrency revolving facility terminates on December 21, 2015.  The French revolving facility terminates on December 21, 2015.

Unless earlier terminated, the Credit Agreement will terminate when the commitment of each Lender has terminated and all outstanding obligations and loans have been paid in full and all letters of credit have expired or have been terminated.

The revolving credit facilities and term loans generally will bear interest at the respective currency’s applicable LIBOR rate, plus a percentage rate per annum based upon the leverage ratio of the Company.

The Credit Agreement contains covenants, including, among other things, covenants that restrict the ability of the Company and it subsidiaries to incur certain additional indebtedness, create or prevent certain liens on assets, engage in certain mergers or consolidations, engage in asset dispositions, declare or pay dividends and make equity redemptions or restrict the ability of its subsidiaries to do so, make loans and investments, enter into transactions with affiliates, enter into sale and lease-back transactions or make voluntary payments, amendments or modifications to subordinate or junior indebtedness.  The Credit Agreement also requires the Company to maintain a maximum leverage ratio of 4.00 to 1.00 and minimum interest coverage ratio of 3.50 to 1.00. The covenants noted above are generally more favorable to the Company and its subsidiaries than those contained in the previous Credit Agreement dated October 13, 2005.

If an event of default under the Credit Agreement shall occur and be continuing, the commitments thereunder may be terminated and the principal amount outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable.

The Company also agrees to guarantee certain guaranteed obligations of each Borrower (other than the Company) to the guaranteed creditors.

In connection with the Credit Agreement, certain of the Company’s domestic subsidiaries agree to guaranty, jointly and severally, the payment when and as due of the obligations of the Company and the subsidiary borrowers under the Credit Agreement.

The credit facilities and any interest rate or other hedging arrangements entered into with any of the lenders under the credit facilities are obligations of the Company and the Other Subsidiary Borrowers and guaranteed by the Company and all of its present and future material domestic subsidiaries. The credit facilities are secured by (i) a valid first priority perfected lien or pledge on 100% of the stock of each of the Company’s present and future direct and indirect material domestic subsidiaries and (ii) a valid first priority perfected lien or pledge on 65% of the stock of each of the Company’s present and future material first-tier foreign subsidiaries. The obligations of each foreign subsidiary of the Company that is a subsidiary borrower are secured by a pledge of the stock of such foreign subsidiary borrowers.

The description of the Credit Agreement is qualified in its entirety by reference to the full text of such agreement, which the Company intends to file with the Securities and Exchange Commission as an exhibit to its annual report on Form 10-K for the year ending December 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 23, 2010	BALL CORPORATION

	By:	/s/ Charles E. Baker
	Name:	Charles E. Baker
	Title:	Vice President, General Counsel and Assistant Corporate Secretary